Cooley Godward LLP                                         ATTORNEYS AT LAW

                                                           One Maritime Plaza
                                                           20th Floor
                                                           San Francisco, CA
                                                           94111-3580
November 14, 1997                                          Main 415 693-2000
                                                           Fax  415 951-3699

URS Corporation                                            http://www.cooley.com
100 California Street, Suite 500
San Francisco, CA 94111-5239                               WEBB B. MORROW III
                                                           415 693-2170
                                                           morrowwb@cooley.com

Ladies and Gentlemen:

This opinion is being delivered to you in accordance with the Agreement and Plan of Merger dated August 18, 1997 (the "Plan of Merger") by and among URS CORPORATION, a Delaware corporation ("Parent"), W-C ACQUISITION CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and WOODWARD-CLYDE GROUP, INC., a Delaware corporation (the "Company"). The Company will merge with and into Merger Sub (the "Merger") pursuant to the Plan of Merger and related Merger Documents (collectively, including the exhibits to each, the "Agreements").

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan of Merger or in certificates dated October 10, 1997 delivered to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to the Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

         (a) the Agreements;

         (b) the Certificates of Representations;

         (c) the Continuity of Interest Certificates by certain stockholders of the Company in favor of Parent, Merger Sub and the Company (the "Continuity of Interest Certificates"); and

         (d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof):



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COOLEY GODWARD LLP


URS Corporation
November 14, 1997
Page 2


         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite of the effectiveness thereof;

         2. The truth and accuracy at all relevant times, of all representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their management, employees, officers, directors and stockholders in connection with the Merger, including but not limited to those set forth in the Agreements (including the exhibits), the Certificates of Representations and the Continuity of Interest Certificates; and that all covenants contained in such agreements are performed without waiver or breach of any material provision thereof;

         3. There is no plan or intention on the part of the Company's stockholders (a "Plan") to engage in a sale, exchange, transfer, distribution, pledge, or other disposition (including a distribution by a corporation to its stockholders) or any transaction which results in a reduction of risk of ownership, or a direct or indirect disposition (a "Sale") of shares of Parent Common Stock to be received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the stock of the Company outstanding immediately prior to the Merger. Shares of the Company stock with respect to which dissenters' rights are exercised in the Merger, which are exchanged for cash in lieu of fractional shares of Parent Common Stock or which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger shall be considered shares of the Company stock held by stockholders of the Company immediately before the Merger which are exchanged in the Merger for shares of Parent Common Stock which are then disposed of pursuant to a Plan;

         4. All covenants contained in the Agreements (including exhibits thereto), the Certificates of Representations and the Continuity of Interest Certificates are performed without waiver or breach of any material provision thereof;

         5. Shares of stock of the Company surrendered pursuant to the Merger will not be subject to any liability at the time surrendered and that no liabilities of any stockholder of the Company will be assumed by Parent or Merger Sub in connection with the Merger; and

         6. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.



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COOLEY GODWARD LLP

URS Corporation
November 14, 1997
Page 3


Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a)(1) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction other than the Merger as described in the Agreements or to any other transaction whatsoever including the Merger if all the transactions described in the Agreements are not consummated in accordance with the terms of the Agreements and without waiver of any material provisions thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.



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COOLEY GODWARD LLP

URS Corporation
November 14, 1997
Page 4


This opinion has been delivered for your benefit in connection with the Merger and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

Sincerely,

COOLEY GODWARD LLP



By: /s/ Webb B. Morrow III
    ----------------------
    Webb B. Morrow III

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